Exhibit B

STRICTLY CONFIDENTIAL	EXECUTION VERSION

INVESTMENT AGREEMENT

dated as of April 28, 2014

by and between

YOUKU TUDOU INC.,

1LOOK HOLDINGS LTD.,

ALI YK INVESTMENT HOLDING LIMITED,

and

Solely for purposes of Sections 11.4, 11.5 and 11.16 hereof,

ALIBABA GROUP HOLDING LIMITED

i

Section 11.16	Guaranty	36
Section 11.17	Amendment; Waiver	36

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (this “Agreement”), dated as of April 28, 2014, by and among Youku Tudou Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), 1Look Holdings Ltd., a company organized under the laws of the British Virgin Islands (“1Look”), Ali YK Investment Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Purchaser”), and, solely for the purposes of Sections 11.4, 11.5 and 11.16 hereof, Alibaba Group Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“AGHL”).

RECITALS

A.                                    WHEREAS, the Company desires to issue, sell and deliver to the Purchaser and 1Look desires to sell and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Company and 1Look (the “Investment”), upon the terms and conditions set forth in this Agreement, certain Ordinary Shares of the Company; and

B.                                    WHEREAS, as a condition and inducement to the Purchaser’s and the Company’s willingness to enter into this Agreement, the Purchaser and the Company have contemporaneously entered into the Investor Rights Agreement (the “Investor Rights Agreement”), a copy of which is attached hereto as Exhibit B.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.1                                    Definitions.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

“1Look” has the meaning set forth in the Preamble;

“1Look Shares” means 13,869,990 Class B Shares held by 1Look as of the date hereof, which shall automatically convert to an equal number of Class A Shares upon the Closing of the Investment pursuant to the Memorandum and Articles;

“1Look Shares Purchase Price” has the meaning set forth in Section 2.2(b);

“2006 Plan” has the meaning set forth in Section 4.3(a);

“2010 Plan” has the meaning set forth in Section 4.3(a);

“Additional Issued Shares” has the meaning set forth in Section 2.4(b);

“Additional Issued Shares Election Notice” has the meaning set forth in Section 2.4(b);

“Additional Issued Shares Purchase Price” has the meaning set forth in Section 2.4(b);

“ADS” means American Depositary Shares, each of which represents 18 Class A Shares, of the Company;

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person;

“Aggregate Purchase Price” has the meaning set forth in Section 2.2(b);

“AGHL” has the meaning set forth in the Preamble;

“Agreement” has the meaning set forth in the Preamble;

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.2;

“Board” means the board of directors of the Company;

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Beijing, Hong Kong or New York;

“Class A Shares” means Class A ordinary shares, par value US$0.00001 per share, in the share capital of the Company;

“Class B Shares” means the Class B ordinary shares, par value US$0.00001 per share, in the share capital of the Company;

“Closing” has the meaning set forth in Section 2.1(b);

“Closing Date” has the meaning set forth in Section 2.3(a);

“Closing Date Shares” has the meaning set forth in Section 2.4(a);

“Closing Date Shares Notice” has the meaning set forth in Section 2.4(a);

“Company” has the meaning set forth in the Preamble;

“Company Share Plans” has the meaning set forth in Section 4.3(a);

“Contract” means any agreement, contract, lease, indenture, instrument, note, debenture, bond, mortgage or deed of trust or other agreement, commitment, arrangement or understanding;

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person or securities that represent a majority of the outstanding voting securities of such Person;

“Disclosure Letter” has the meaning set forth in Article IV;

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, claim, hypothecation, title defect, right of first option or refusal, right of preemption, third-party right or interests, put or call right, lien, adverse claim of ownership or use, or other encumbrance of any kind;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“fully-diluted basis” means, with respect to any determination of a number or percentage of Ordinary Shares, the total number of Ordinary Shares then outstanding determined according to the treasury method under GAAP;

“Funds Account” has the meaning set forth in Section 2.3(b)(i);

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession that are in effect from time to time, as codified and described in FASB Statement No. 18, the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, and applied consistently throughout the periods involved;

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local, municipal or other political subdivision or other government, governmental, regulatory or administrative authority, agency, board, bureau, department, instrumentality or commission or any court, tribunal, judicial or arbitral body of competent jurisdiction or stock exchange;

“ICC Rules” has the meaning set forth in Section 11.5;

“Indemnitees” has the meaning set forth in Section 11.2(a);

“Indemnified Liabilities” has the meaning set forth in Section 11.2(a);

“Intellectual Property” means any and all rights in any of the following: (a) trademarks and service marks, trade dress, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology, software (including rights in password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and patent applications and patents in any jurisdiction pertaining to the foregoing, including re-

issues, continuations, divisions, continuations-in-part, renewals or extensions; (c) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (d) copyrights in writings, designs software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (e) database rights; (f) rights in Internet Web sites, domain names and applications and registrations pertaining thereto; (g) books and records pertaining to the foregoing; and (h) claims or causes of action arising out of past, present or future infringement or misappropriation of any of the foregoing;

“Investment” has the meaning set forth in Recital A;

“Investor Rights Agreement” has the meaning set forth in Recital B;

“Issued Shares” means 707,250,870 Class A Shares to be newly issued by the Company on the Closing Date, subject to adjustment following the Closing to include any Additional Issued Shares pursuant to Section 2.4;

“Issued Shares Purchase Price” has the meaning set forth in Section 2.2(a);

“Judgment” has the meaning set forth in Section 3.5;

“knowledge” means, with respect to any party, the actual knowledge of such party’s executive officers (as defined in Rule 405 under the Securities Act) after due inquiry, including inquiry of such party’s counsel and other officers or employees of such party;

“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), official policy, rule or interpretation of any Governmental Authority with jurisdiction over the Company or the Purchaser, as the case may be;

“Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) the business, properties, assets, liabilities, operations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) the authority or ability of the Company to perform its obligations under the Transaction Documents; provided, however, that for purposes of clause (a) above, in no event shall any of the following exceptions, alone or in combination with the other enumerated exceptions below, be deemed to constitute, nor shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any effect resulting from compliance with the terms and conditions of, or from the announcement of the transactions contemplated by this Agreement and/or any other Transaction Document, (ii) any effect that results from changes affecting any of the industries in which the Company or its Subsidiaries operate generally or the economy generally, (iii) any effect that results from changes affecting general worldwide economic or capital market conditions, provided that any such changes in (ii) and (iii) do not disproportionately affect the Company in any material respect relative to other similarly situated participants in the industry in which they operate, (iv) any pandemic, earthquake, typhoon, tornado or other natural disaster or similar force majeure event, (v) any failure to meet any internal or public projections, forecasts, or guidance, provided that the underlying causes that lead to any failure to meet any internal or public projections, forecasts, or guidance as set forth in (v) are not exceptions to a Material Adverse Effect, or (vi) any change in the Company’s stock price or trading volume, in and of itself, provided that the underlying causes that lead to any change in the Company’s stock price or trading volume as set forth in (vi) are not exceptions to a Material Adverse Effect;

“Material Contract” has the meaning set forth in Section 4.15;

“Memorandum and Articles” means the Amended and Restated Memorandum and Articles of Association of the Company in effect from time to time;

“NYSE” means the New York Stock Exchange;

“Ordinary Shares” mean the Class A Shares and Class B Shares, collectively;

“Permits” has the meaning set forth in Section 4.17;

“Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, organization, entity or Governmental Authority;

“PRC” means the People’s Republic of China;

“Pro Rata Share” means, with respect to each of the Company and 1Look, a percentage obtained by dividing (a) the Issued Shares or the 1Look Shares, respectively, by (b) the total number of Purchaser Shares.

“Proceedings” has the meaning set forth in Section 3.5;

“Public Documents” has the meaning set forth in Section 4.10;

“Purchaser” has the meaning set forth in the preamble;

“Purchaser Director” means the one (1) individual whom the Purchaser is entitled to designate for appointment or election as a director of the Board;

“Purchaser Shares” means the 1Look Shares and the Issued Shares;

“Registered Intellectual Property” has the meaning set forth in Section 4.19(b);

“Returns” has the meaning set forth in Section 4.18;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities” means any Ordinary Shares or any equity interest of, or shares of any class in the share capital (ordinary, preferred or otherwise) of, the Company and any convertible securities, options, warrants and any other type of equity or equity-linked securities convertible, exercisable or exchangeable for any such equity interest or shares of any class in the share capital of the Company;

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Shareholders Agreement” means that certain Shareholders Agreement, dated as of the date of this Agreement, by and among the Purchaser and certain other parties thereto, a copy of which is attached hereto as Exhibit C;

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint stock company, joint venture or other organization or entity, whether incorporated or unincorporated, which is Controlled by such Person and, for the avoidance of doubt, the Subsidiaries of any Person shall include any variable interest entity over which such Person or any of its Subsidiaries effects Control pursuant to contractual arrangements and which is consolidated with such Person in accordance with generally accepted accounting principles applicable to such Person;

“Tax” has the meaning set forth in Section 4.18;

“Transaction Documents” mean this Agreement, the Investor Rights Agreement, and each of the other agreements and documents entered into or delivered by the parties hereto or their respective Affiliates in connection with the transactions contemplated by this Agreement;

“U.S.” or “United States” means the United States of America; and

“Voting Company Debt” has the meaning set forth in Section 4.3.

Section 1.2                                    Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)                                 when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement;

(b)                                 the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)                                  the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)                                 all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(e)                                  the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f)                                   references to a Person are also to its successors and permitted assigns; and

(g)                                  the use of the term “or” is not intended to be exclusive.

ARTICLE II
PURCHASE AND SALE OF SECURITIES

Section 2.1                                    Purchase of Purchaser Shares.  Subject to the satisfaction or waiver of the conditions set forth in Articles VII, VIII and IX below, on the Closing Date, (a) the Company shall issue and sell to the Purchaser the Issued Shares, and 1Look shall sell to the Purchaser the 1Look Shares, and (b) the Purchaser shall purchase the Issued Shares and the 1Look Shares from the Company and 1Look, respectively (the “Closing”).

Section 2.2                                    Purchase Price.

(a)                                 Issued Shares Purchase Price.  The purchase price shall be US$30.50 per each 18 Issued Shares, and the aggregate purchase price for the Issued Shares (the “Issued Shares Purchase Price”) shall be US$1,198,397,307.50, subject to adjustment pursuant to Section 2.4.

(b)                                 1Look Shares Purchase Price.  The purchase price shall be US$30.50 per each 18 1Look Shares, and the aggregate purchase price for the 1Look Shares (the “1Look Shares Purchase Price” and together with the Issued Shares Purchase Price, the “Aggregate Purchase Price”) shall be US$23,501,927.50.

Section 2.3                                    Closing.

(a)                                 Date and Time.  The Closing shall take place at the offices of Simpson Thacher & Bartlett, ICBC Tower, 3 Garden Road, Central, Hong Kong, at 10:00 a.m. local time on (i) the later of (x) the third (3rd) Business Day following the satisfaction or waiver of the conditions to the Closing set forth in Articles VII, VIII and IX below (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and (y) the thirteenth (13th) Business Day following the date of this Agreement, or (ii) such other date and time as may be mutually agreed in writing by the Company, 1Look and the Purchaser.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b)                                 Payment and Delivery.  At the Closing:

(i)                                     the Purchaser shall pay the Issued Shares Purchase Price to the Company for the Issued Shares to be issued and sold to the Purchaser at the Closing, by electronic bank transfer of immediately available funds to a bank account (the “Funds Account”) designated in writing by the Company at least five (5) Business Days prior to the Closing Date;

(ii)                                  the Purchaser shall pay the 1Look Shares Purchase Price to 1Look for the 1Look Shares to be sold to the Purchaser at the Closing, by electronic bank transfer of immediately available funds to a bank account designated in writing by 1Look at least five (5) Business Days prior to the Closing Date;

(iii)                               the Company shall deliver to the Purchaser:

(A)                               a share certificate representing the Issued Shares, duly executed on behalf of the Company and registered in the name of the Purchaser;

(B)                               a certified copy of the register of members of the Company, reflecting the Purchaser’s ownership of the Purchaser Shares;

(C)                               a certified copy of the register of directors of the Company reflecting the appointment or election of the Purchaser Director to the Board and the size of the Board of no more than nine (9) directors;

(D)                               a certificate, executed on behalf of the Company by an authorized officer of the Company and dated as of the Closing Date, having attached thereto: (1) a certified copy of the Company’s Memorandum and Articles in effect at the Closing, (2) the board resolutions of the Company approving the entering into and execution of this Agreement, the issuance of the Issued Shares, the entering into and execution of the other Transaction Documents and the consummation of all transactions contemplated herein and therein and the appointment or election of the Purchaser Director, and (3) a certificate of good standing in respect of the Company issued by the Registrar of Companies in the Cayman Islands, dated a recent date before the Closing;

(E)                                an indemnification agreement in respect of the Purchaser Director, dated the Closing Date, duly executed on behalf of the Company, in the same form as the indemnification agreements to which the other directors of the Company are parties as of the Closing;

(F)                                 an opinion of Maples and Calder, Cayman Islands counsel to the Company, in the form attached hereto as Exhibit D; and

(G)                               an opinion of TransAsia Lawyers, PRC counsel to the Company, in the form attached hereto as Exhibit E.

(iv)                              1Look shall deliver to the Purchaser:

(A)                               a share certificate representing the Class A Shares converted from 1Look Shares upon the Closing, duly executed on behalf of the Company and registered in the name of the Purchaser; and

(B)                               a certificate, executed on behalf of 1Look by an authorized officer of 1Look and dated as of the Closing Date, having attached thereto: (1) a certified copy of 1Look’s Memorandum and Articles in effect at the Closing, (2) the board resolutions of 1Look approving the entering into and execution of this Agreement, the entering into and execution of the Shareholders Agreement, the sale of the 1Look Shares and the consummation of all transactions contemplated herein and therein, and (3) a certificate of good standing in respect of 1Look issued by the Registrar of Companies in the British Virgin Islands, dated a recent date before the Closing.

Section 2.4                                    Post-Closing Adjustment.

(a)                                 Within five (5) Business Days after the Closing Date, the Company shall deliver to the Purchaser a certificate, executed on behalf of the Company by an authorized officer of the Company, that sets forth the total number of Class A Shares (the “Closing Date Shares”) which, in aggregate, represents eighteen and one-half percent (18.5%) of the total Ordinary Shares as of the Closing Date, as rounded up to the nearest multiple of eighteen (18), calculated on a fully-diluted basis (as defined herein) after giving effect to the issuance of Issued Shares to the Purchaser (the “Closing Date Shares Notice”).

(b)                                 If the total Closing Date Shares exceeds the Purchased Shares purchased by the Purchaser on the Closing Date, the Purchaser shall have the option, exercisable in its sole discretion by written notice to the Company (the “Additional Issued Shares Election Notice”) within five (5) Business Days from the receipt of the Closing Date Shares Notice, to purchase, and the Company shall issue and sell to the Purchaser, such number of additional Class A Shares (the “Additional Issued Shares”) specified by the Purchaser in the Additional Issued Shares Election Notice, which shall not exceed the difference between (i) the total Closing Date Shares, less (ii) the total Issued Shares purchased by the Purchaser on the Closing Date.  The purchase price shall be US$30.50 per each 18 Additional Issued Shares, and the aggregate purchase price for the Additional Issued Shares (the “Additional Issued Shares Purchase Price”) shall be that per share price multiplied by the total number of Additional Issued Shares elected to be acquired by the Purchaser

(c)                                  The closing of the issuance and sale by the Company, and the purchase by the Purchaser, of the Additional Issued Shares shall take place on the date specified by the Purchaser in the Additional Issued Shares Election Notice, which date shall be within twenty (20) days following the date of the Additional Issued Shares Election Notice.  At such closing:

(i)                                     the Purchaser shall pay the Additional Issued Shares Purchase Price to the Company for the Additional Issued Shares to be issued and sold to the Purchaser at such closing, by electronic bank transfer of immediately available funds to the Funds Account; and

(ii)                                  the Company shall deliver to the Purchaser (A) a share certificate representing the Additional Issued Shares, duly executed on behalf of the Company and registered in the name of the Purchaser, and (B) a certified copy of the register of members of the Company, reflecting the Purchaser’s ownership of the Additional Issued Shares (as well as the Purchaser Shares acquired by the Purchaser on the Closing Date).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company and 1Look as of the date hereof and as of the Closing Date that:

Section 3.1                                    Organization.  The Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted.  The Purchaser is indirectly wholly owned by AGHL and YF Venus Ltd, an exempted company incorporated under the laws of the Cayman Islands.

Section 3.2                                    Authorization; Enforcement; Validity.  The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and perform its obligations under this Agreement and the other Transaction

Documents in accordance with the terms hereof.  The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action by the Purchaser and no other filing, consent or authorization on the part of the Purchaser is necessary to authorize or approve this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby.  This Agreement and the other Transaction Documents have been or will be duly executed and delivered by the Purchaser, and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

Section 3.3                                    No Conflicts.  The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not (a) result in a violation of the organizational or constitutional documents of the Purchaser, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Purchaser is a party, or (c) result in a violation of any Law applicable to the Purchaser or by which any property or asset of the Purchaser is bound or affected, except in the case of clauses (b) and (c) above, for such violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

Section 3.4                                    Consents.  In connection with the entering into and performance of this Agreement and the other Transaction Documents, subject to the accuracy of the warranties of the Company in Section 4.6 and the accuracy of the warranties of 1Look in Section 5.5, the Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, (a) any Governmental Authority in order for it to execute, deliver or perform any of its obligations under or contemplated hereby or thereby or (b) any third party pursuant to any agreement, indenture or instrument to which the Purchaser is a party, in each case in accordance with the terms hereof or thereof other than such as have been made or obtained except, in each case, for such consents, authorizations, orders, filings or registrations that, if not obtains or made, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

Section 3.5                                    Litigation.  There are no pending or, to the Purchaser’s knowledge, threatened, legal, administrative, arbitral or other claims, suits, actions or proceedings or governmental or regulatory investigations (“Proceedings”) of any nature against the Purchaser or any of its Subsidiaries or any director or officer of the Purchaser or any of its Subsidiaries (in their capacity as directors and officers of the Purchaser or any of its Subsidiaries), which would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Purchaser’s ability to perform its obligations hereunder, or any Proceedings that seek to restrain or enjoin the consummation of the transactions contemplated by the Transaction Documents.  There is no judgment, order, injunction or decree (“Judgment”) outstanding against the Purchaser, any of its equity interests, material properties or assets, or any of its directors and officers (in their capacity as directors and officers), except for any Judgment which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser.

Section 3.6                                    Status and Investment Intent of the Purchaser.

(a)                                 Not a U.S. Person.  The Purchaser is not a “U.S. person” within the meaning of Regulation S under the Securities Act.

(b)                                 Experience.  The Purchaser (i) has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks involved in purchasing the Purchaser Shares and (ii) is capable of bearing the economic risk of the Investment.

(c)                                  No Public Sale or Distribution.  The Purchaser is acquiring the Purchaser Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act.  The Purchaser does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Purchaser Shares.  The Purchaser is not a broker-dealer registered with the SEC under the Exchange Act or an entity engaged in a business that would require it to be so registered as a broker-dealer.

(d)                                 Restricted Securities.  The Purchaser acknowledges that the Purchaser Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law and may not be offered or sold except pursuant to registration or to an exemption from the registration statements of the Securities Act.

(e)                                  Information.  The Purchaser has been furnished access to all materials and information the Purchaser has requested from the Company relating to the Company and its Subsidiaries in order to evaluate whether to acquire the Purchaser Shares hereunder.  The Purchaser is relying solely on its own counsel and other advisors for legal, financial and other advice with respect to the Investment or the transactions contemplated by this Agreement and the other Transaction Documents.

(f)                                   Share Ownership.  The Purchaser does not beneficially own any Ordinary Shares or any other Securities of the Company.

Section 3.7                                    Sufficient Funds.  The Purchaser shall have on the Closing Date sufficient funds on hand to pay in full the Aggregate Purchase Price.

Section 3.8                                    Brokers and Finders.  Neither the Purchaser nor any of its Affiliates is a party to any agreement, arrangement or understanding with any Person that would give rise to any valid right, interest or claim against or upon 1Look, the Company or the Purchaser for any brokerage commission, finder’s fee or other similar compensation, as a result of the transactions contemplated by the Transaction Documents.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser as of the date hereof and as of the Closing Date that, except (a) as set forth in the correspondingly numbered section of the disclosure letter delivered by the Company to the Purchaser in the form attached hereto as Exhibit A dated as of the date hereof (the “Disclosure Letter”) or as set forth in any other section of the Disclosure Letter where it is readily apparent on the face of such disclosure that such disclosure is intended to be an exception to such Section of this Article IV or (b) as set forth in its Public Documents filed prior to the date of this Agreement (without giving effect to any amendment thereto filed on or after the date of this Agreement) (excluding disclosures of non-specific risks faced by the Company included in any forward-looking statement, disclaimer, risk factor disclosure or other similarly non-specific statements that are predictive, general or forward-looking in nature):

Section 4.1                                    Organization and Qualification.  The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted.  The Company is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has heretofore furnished or otherwise made available to the Purchaser a complete and correct copy of the Memorandum and Articles, as amended to date and as furnished to the SEC on August 24, 2012.  The Memorandum and Articles are in full force and effect.  The Company is not in violation of any of the provisions of its Memorandum and Articles.

Section 4.2                                    Subsidiaries.  Each material Subsidiary of the Company has been duly organized, is validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted.  Each Subsidiary of the Company is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The constitutional documents of each of the Company’s material Subsidiaries are in full force and effect.  None of the Company’s material Subsidiaries is in violation of any of the provisions of its constitutional documents.

Section 4.3                                    Capitalization.

(a)                                 As of the date of this Agreement, the authorized share capital of the Company consists of 9,340,238,793 Class A Shares and 659,761,207 Class B Shares.  As of the date of this Agreement, (x)(i) 2,380,077,324 Class A Shares are issued and outstanding (including 4,629,275 Class A Shares that have been issued to the Company’s depositary and reserved for future grants under the Company Share Plans), (ii) 8,214,107 Class A Shares are reserved and available for issuance pursuant to the Company’s 2006 Stock Option Scheme, as amended (the “2006 Plan”), and (iii) 61,190,251 Class A Shares are reserved and available for issuance pursuant to the Company’s Share Incentive Plan, as amended (the “2010 Plan”, and together with the 2006 Plan, the “Company Share Plans”) and (y) 659,561,893 Class B Shares are issued and outstanding.  As of the date of this Agreement, options to purchase 84,155,652 Class A Shares and restricted share units in respect of 94,201,506 Class A Shares have been granted and are outstanding under the Company Share Plans.  Except as set forth in this Section 4.3(a), as of the date of this Agreement, no Securities were issued, reserved for issuance or outstanding and no securities of any of its Subsidiaries convertible into or exchangeable or exercisable for any Securities were issued or are outstanding.  From the date of this Agreement to the Closing Date, (1) there will be no issuances by the Company of any Securities, other than issuances of Class A Shares pursuant to options or restricted share units (as each such term is defined in the Company Share Plans) outstanding on the date of this Agreement and (2) there will be no issuances by the Company of stock-based performance units, share appreciation rights or other rights to acquire Securities or voting interests in, the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of the Ordinary Shares, other than issuances pursuant to the Company Share Plans in accordance with their terms.  All outstanding Ordinary Shares are, and all such shares that may be issued prior to the date hereof will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, Securities having the right to vote) on any matters on which holders of the Ordinary Shares may vote (“Voting Company Debt”).  Except for any obligations pursuant to this Agreement or as otherwise set forth above in this Section 4.3(a), as of the date of this Agreement, there are no Securities (including without limitation any shareholder rights plan or “poison pill”), stock-based performance units, share appreciation rights or other rights, Contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which the Company is bound (A) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional Securities or any Voting Company Debt, (B) obligating the Company or any of its Subsidiaries to issue, grant or enter into any such Securities, stock-based performance units, share appreciation rights or other rights, Contracts or undertakings or (C) that give any Person the right to receive any economic interest of a nature accruing to the holders of the Ordinary Shares, including any stock-based performance unit, share appreciation right or similar right or interest based on shares of capital stock of the Company.  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Securities, stock-based performance units, share appreciation rights or other rights, other than pursuant to the Company Share Plans or a share repurchase program of the Company that complies with Rule 10b-18 or Rule 10b5-1 under the Exchange Act.

(b)                                 All of the issued equity securities of each non-PRC Subsidiary of the Company are validly issued, fully paid and non-assessable, and were issued in compliance with the applicable registration and qualification requirements of applicable Laws.  The registered capital of each PRC Subsidiary of the Company was timely and fully contributed in accordance with its articles of association.  All the paid-in capital has been duly verified by a certified public accountant registered in the PRC and the accounting firm employing such accountant, the report of the certified public accountant evidencing such verification has been registered with the relevant Governmental Authority, and such registered capital is free and clear of any Encumbrance.

Section 4.4                                    Authorization; Enforcement; Validity.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and perform its obligations under this Agreement and the other Transaction Documents and to issue the Issued Shares in accordance with the terms hereof.  The Board of the Company has duly and validly authorized the execution, delivery and performance of this Agreement and the other Transaction Documents and approved the consummation of the transactions contemplated hereby and thereby.  No other filing, consent or authorization on the part of the Company is necessary to authorize or approve this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby, other than any required filing or notification with the SEC or the NYSE regarding the issuance of the Issued Shares or the listing of the ADSs representing the Purchaser Shares with the NYSE.  This Agreement and the other Transaction Documents have been or will be duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.5                                    No Conflicts.  The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby (including the issuance of the Issued Shares) will not (a) result in a violation of the Memorandum and Articles, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Company or any of its Subsidiaries is a party, or (c) result in a violation of any Law applicable to the Company or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of clauses (b) and (c) above, for such conflicts, defaults, rights or violations which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4.6                                    Consents.  In connection with the entering into and performance of this Agreement and the other Transaction Documents, subject to the accuracy of the warranties of the Purchaser in Section 3.4, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, (a) any Governmental Authority in order for it to execute, deliver or perform any of its obligations under or contemplated hereby or thereby or (b) any third party pursuant to any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, in each case in accordance with the terms hereof or thereof other than such as have been made or obtained, and except for (i) any required filing or notification with the SEC or the NYSE regarding the issuance of the Issued Shares or the listing of the ADSs representing the Purchaser Shares with the NYSE and (ii) such consents, authorizations, orders, filings or registrations that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 4.7                                    Issuance of Issued Shares.  The Issued Shares are duly authorized, and, when issued and paid for in accordance with the terms hereof and entered in the register of members of the Company, shall be validly issued and non-assessable and free from all preemptive or similar rights and Encumbrances and the Issued Shares shall be fully paid with the Purchaser being entitled to all rights accorded to a holder of the Class A Shares.  Assuming the accuracy of the representations and warranties set forth in Section 3.6 of this Agreement, the offer and issuance by the Company of the Issued Shares is exempt from registration under the Securities Act.

Section 4.8                                    No General Solicitation.  Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of the Purchaser Shares.

Section 4.9                                    No Integrated Offering.  None of the Company, any of its Affiliates, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Issued Shares or the sale of any of the 1Look Shares under the Securities Act, whether through integration with prior offerings or otherwise.

Section 4.10                             Public Documents.  The Company has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Exchange Act (all of the foregoing documents filed with or furnished to the SEC and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “Public Documents”).  As of their respective filing or furnishing dates, the Public Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, as applicable, to the respective Public Documents, and, other than as corrected or clarified in a subsequent Public Document, none of the Public Documents, at the time they were filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comment letters received from the SEC or its staff.

Section 4.11                             Financial Statements.  As of their respective dates, the financial statements of the Company included in the Public Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  The consolidated financial statements (including any related notes thereto) included or incorporated by reference in the Public Documents fairly presented in all material respects the consolidated financial position of the Company as of the dates indicated therein and the consolidated results of its operations, cash flows and changes in shareholders’ equity for the periods specified therein, other than as corrected or clarified in a subsequent Public Document.  Such financial statements were prepared in accordance with GAAP applied on a consistent basis (except (a) as may be otherwise indicated in such financial statements or the notes thereto, or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed to summary statements).

Section 4.12                             No Undisclosed Liabilities.  Since December 31, 2013, the Company and its Subsidiaries do not have any liabilities or obligations other than (a) liabilities or obligations reflected on, reserved against, or disclosed in the Company’s balance sheet as of December 31, 2013 (excluding those discharged or paid in full prior to the date of this Agreement), (b) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (c) liabilities incurred since December 31, 2013 in the ordinary course of business consistent with past practices and any liabilities incurred pursuant to this Agreement.  There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Public Documents nor any obligations to enter into any such arrangements.

Section 4.13                             Internal Controls and Procedures.  The Company has established and maintains disclosure controls and procedures as such terms are defined in, and required by, Rule 13a-15 or Rule 15d-15 under the Exchange Act.  Such disclosure controls and procedures are effective to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.  The Company maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations and (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP.  The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting for the fiscal year ended December 31, 2013 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) or will issue, as applicable, an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2013.  To the knowledge of the Company, there is no reason that its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

Section 4.14                             Absence of Changes.  Except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, since December 31, 2013, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and there has not been:

(a)                                 any Material Adverse Effect;

(b)                                 (i) any declaration, setting aside or payment of any dividend or other distribution with respect to any share capital of the Company or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to the Company or to any of the Company’s wholly owned Subsidiaries or (ii) any redemption, repurchase or other acquisition of any share capital of the Company or any of its Subsidiaries;

(c)                                  any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

(d)                                 any making or revocation of any material Tax election, any settlement or compromise of any material Tax liability, or any change (or request to any taxing authority to change) in any material aspect of the method of accounting of the Company or any of its Subsidiaries for Tax purposes;

(e)                                  any incurrence of material indebtedness for borrowed money or any guarantee of such indebtedness for another Person or any issue or sale of debt securities, warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries;

(f)                                   any adoption of resolution to approve or petition or similar proceeding or order in relation to a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(g)                                  any receiver, trustee, administrator or other similar Person appointed in relation to the affairs of the Company or its property or any part thereof; or

(h)                                 any agreement to carry out any of the foregoing.

Section 4.15                             Contracts.  Except as set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries has any current or future rights, responsibilities, obligations or liabilities, in each case as of the date of this Agreement, under any of the following (each, a “Material Contract”):

(a)                                 any Contract relating to Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole;

(b)                                 any Contract that would be required to be filed or furnished by the Company pursuant to Item 19 and paragraph 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

(c)                                  any Contract involving payments by the Company or any of its Subsidiaries in excess of US$7 million in the aggregate under each such Contract;

(d)                                 any Contract, including any distribution agreements, containing covenants directly or explicitly limiting in any material respect the freedom of the Company and its Subsidiaries as a whole to compete in any geographic area, industry or line of business or with any Person or to offer any of its products or services, or any material exclusivity agreement relating to Intellectual Property, business opportunity or any resources or assets of the Company or any of its Subsidiaries;

(e)                                  any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money or pledging or granting a security interest in respect of an aggregate amount of US$5 million or more;

(f)                                   share or stock redemption or purchase agreements or other agreements affecting or relating to the share capital of the Company or any of its Subsidiaries, including, without limitation, any agreement with any shareholder of the Company or any of its Subsidiaries which includes, without limitation, anti-dilution rights, voting arrangements or operating covenants;

(g)                                  any royalty or dividend arrangement that involves the payment by the Company of more than US$4 million annually based on the revenues or profits of the Company or any of its Subsidiaries or based on the revenues or profits derived from any material contract;

(h)                                 any material acquisition, merger, asset purchase or other similar agreement;

(i)                                     any Contract under which the Company or any of its Subsidiaries has granted any Person any registration rights, or any right of first refusal, first offer or first negotiation with respect to any Securities or securities of any Subsidiaries of the Company;

(j)                                    any Contract relating to the formation, creation, operation, management or control of any partnership, joint venture, limited liability company or similar arrangement; or

(k)                                 any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person.

Each of the Material Contracts is valid and in full force and effect, is enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.  Neither the Company nor any of its Subsidiaries has violated or breached, or committed any default under, any Material Contract, and, to the Company’s knowledge, no other Person has violated or breached, or committed any default under any Material Contract, except for violations, breaches or defaults which would not, individually or in the aggregate, in each case, reasonably be expected to have a Material Adverse Effect.  To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would reasonably be expected to: (A) result in a material violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract or (D) give any Person the right to cancel, terminate or modify any Material Contract, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

Section 4.16                             Litigation.  There are no pending or, to the Company’s knowledge, threatened, Proceedings of any nature against the Company or any of its Subsidiaries or any director or officer of the Company or any of its Subsidiaries (in their capacity as directors and officers of the Company or any of its Subsidiaries), which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or any Proceedings that seek to restrain or enjoin the consummation of the transactions contemplated by the Transaction Documents.  There is no Judgment outstanding against Company, any of its Subsidiaries, any of their equity interests, material properties or assets, or any of their directors and officers (in their capacity as directors and officers), except for any Judgment which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.17                             Permits; Compliance with Applicable Laws.  The Company and each of its Subsidiaries have conducted their businesses in compliance with all applicable PRC, U.S. and other national, federal, provincial, state and other Laws (including, without limitation, the U.S. Foreign Corrupt Practices Act, as amended, and PRC anti-bribery Law) and applicable requirements of the NYSE, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, orders and approvals (collectively, “Permits”) of, and have made all filings, applications and registrations with, any Governmental Authority that are required in order to carry on their business as presently conducted, except where the failure to have such Permits or the failure to make such filings, applications and registrations, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and all such Permits are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current, except where such absence, suspension or cancellation, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  The Company is not in violation of any listing requirements of the NYSE and has no knowledge of any facts that would reasonably be expected to lead to delisting or suspension of its ADSs from the NYSE in the foreseeable future.

Section 4.18                             Tax Status.  The Company and each of its Subsidiaries (a) has made or filed in a timely manner (within any applicable extension periods) and in the appropriate jurisdictions all material foreign, federal and state income and all other tax returns, reports, information statements and other documentation (including any additional or supporting materials) required to be filed or maintained in connection with the calculation, determination, assessment or collection of any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties, governmental fees and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including, without limitation, taxes imposed on, or measured by, income, franchise, profits, gross income or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, stock transfer, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, environmental, transfer and gains taxes and customs duties (each a “Tax”), including all amended returns required as a result of examination adjustments made by any Governmental Authority responsible for the imposition of any Tax (collectively, the “Returns”), and such Returns are true, correct and complete in all material respects, (b) has paid all material Taxes and other governmental assessments and charges shown or determined to be due on such Returns, except those being contested in good faith, not finally determined, and (c) has set aside on its books provision reasonably adequate for the payment of all material Taxes for periods subsequent to the periods to which such Returns apply.  Neither the Company nor any of its Subsidiaries has received notice regarding unpaid material Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the Company is not aware of any reasonable basis for such claim.  No Returns filed by or on behalf of the Company or any of its Subsidiaries with respect to material Taxes are currently being audited or examined, and neither the Company nor any of its Subsidiaries has received notice of any such audit or examination.

Section 4.19                             Intellectual Property.

(a)                                 The Company and its Subsidiaries own or possess adequate rights or licenses to use all Intellectual Property necessary to the conduct of their businesses as now conducted, and such Intellectual Property represents all material intellectual property rights necessary to the conduct of their business as now conducted.  There are no infringements or other violations of any Intellectual Property owned by the Company or any of its Subsidiaries by any third party, except for such infringements and violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe or otherwise violate any proprietary right or Intellectual Property of any third party, except for such infringements and other violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  There is no Proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary: (i) alleging any such infringement or other violation of any third party’s proprietary rights; or (ii) challenging the Company’s or any Subsidiary’s ownership or use of, or the validity or enforceability of any material Intellectual Property owned by the Company or its Subsidiaries, excluding any office action or other form of preliminary or final refusal of registration in the ordinary course of business.

(b)                                 A complete and current list of material registered Intellectual Property and pending applications for registration of material Intellectual Property anywhere in the world that are owned or filed by the Company or its Subsidiary (collectively, “Registered Intellectual Property”) and the owner of record, date of application or registration and relevant jurisdiction as to each has been previously provided to the Purchaser.  All Registered Intellectual Property is owned by the Company or its Subsidiaries, free and clear of Encumbrances of any nature.  All Registered Intellectual Property is subsisting, valid and enforceable, currently in compliance with any and all legal requirements necessary to maintain the validity and enforceability thereof and not subject to any outstanding Judgment materially and adversely affecting the Company’s use thereof or rights thereto or that would materially impair the validity or enforceability thereof.  To the Company’s knowledge, no material Registered Intellectual Property is the subject of any Proceeding before any governmental, registration or other authority in any jurisdiction, excluding any office action or other form of preliminary or final refusal of registration in the ordinary course of business.  The consummation of the transactions contemplated under the Transaction Documents will not alter or impair any material Intellectual Property that is owned by or used pursuant to a license by the Company or a Subsidiary.

(c)                                  The Company and its Subsidiaries have taken commercially reasonable measures to protect the secrecy, and confidentiality of all of their material trade secrets and, to the knowledge of the Company, there has been no unauthorized disclosure of any material data or information which, but for any such unauthorized disclosure, the Company would consider to be a material trade secret owned by the Company or any of its Subsidiaries.

(d)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each employee in research and development function who in the regular course of his employment may create programs, modifications, enhancements or other inventions, improvements, discoveries, methods or works of authorship have signed an assignment or similar agreement with or otherwise have a binding legal obligation to the Company or its Subsidiaries confirming the Company’s or its Subsidiaries’ ownership or, in the alternate, transferring and assigning to the Company or its Subsidiary all right, title and interest in and to such programs, modifications, enhancements or other inventions including copyright and other Intellectual Property rights therein and (ii) to the knowledge of the Company, no employee of the Company and its Subsidiaries is in violation of any term of any patent or invention disclosure agreement or any patent or invention disclosure provisions in any employment agreement or other contract or agreement.

(e)                                  To the knowledge of the Company, the use of open source or public library software, including any version of any software licensed pursuant to any GNU General Public License or other public license, in the Company’s or any of its Subsidiary’s software, if any, as currently used does not materially adversely impact the Company’s or any of its Subsidiary’s ownership or use of, or the validity or enforceability or confidentiality of any material Intellectual Property (including rights in source code) owned or purported to be owned by the Company or any of its Subsidiaries.

Section 4.20                             Variable Interest Entities.  The Company controls its variable interest entities, 1Verge Information Technology (Beijing) Co., Ltd., Jiheyi Ad (Beijing) Co., Ltd., Beijing Miyu Cultural Diffusion Co., Ltd., Quan Toodou Network Science and Technology Co., Ltd., Shanghai Licheng Cultural Communications Co., Ltd., Shanghai Quan Toodou Cultural Communication Co., Ltd., Beijing Tixian Digital Science and Technology Co., Ltd. and Zhejiang Dongyang Tianshi Cultural Media Ltd., through a series of contractual arrangements, and there is no enforceable agreement or understanding to rescind, amend or change the nature of such captive structure or material terms of such contractual arrangements.

Section 4.21                             Transactions With Affiliates and Employees.  None of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, other than (a) for payment of salary or consulting fees for services rendered, (b) reimbursement for expenses incurred on behalf of the Company and (c) for other employee benefits, including stock option agreements under the Company Share Plans.

Section 4.22                             Brokers and Finders.  Neither the Company nor any of its Affiliates is a party to any agreement, arrangement or understanding with any Person that would give rise to any valid right, interest or claim against or upon 1Look, the Purchaser or the Company for any brokerage commission, finder’s fee or other similar compensation, as a result of the transactions contemplated by the Transaction Documents.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF 1LOOK

1Look represents and warrants to the Purchaser as of the date hereof and as of the Closing Date that:

Section 5.1                                    Organization.  1Look is a company duly organized, validly existing and in good standing under the Laws of the British Virgin Islands and has the requisite company power and authorization to own, lease and operate its properties and to carry on its business as now being conducted.

Section 5.2                                    Authorization; Enforcement; Validity.  1Look has the requisite company power and authority to execute and deliver this Agreement, the Shareholders Agreement and any other Transaction Documents to which it is a party and perform its obligations under this Agreement, the Shareholders Agreement and such other Transaction Documents in accordance with the terms hereof and thereof.  The execution, delivery and performance of this Agreement, the Shareholders Agreement and any other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action by 1Look and no other filing, consent or authorization on the part of 1Look is necessary to authorize or approve this Agreement, the Shareholders Agreement or any other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby.  This Agreement, the Shareholders Agreement and any other Transaction Documents to which it is a party have been or will be duly executed and delivered by 1Look, and, assuming the due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of 1Look, enforceable against 1Look in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.3                                    Title.  1Look is the sole and exclusive record and beneficial owner of the 1Look Shares, free and clear of any and all Encumbrances other than those existing under the Company’s Memorandum and Articles in effect as of the date hereof.  Other than the Shareholders Agreement, 1Look is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the 1Look Shares, and other than this Agreement, the Shareholders Agreement and any other Transaction Documents to which it is a party, there are no outstanding Contracts or understandings to which 1Look is a party involving the purchase, sale or other acquisition or disposition of the 1Look Shares or any interest therein.  The transfer by 1Look of the 1Look Shares upon the Closing will result in the conversion of 1Look Shares into the Class A Shares in an amount that is equal to the number of 1Look Shares.  The delivery by 1Look of a certificate or certificates at the Closing representing the Class A Shares converted from 1Look Shares upon the Closing in the manner provided in Section 2.3(b)(iv) will transfer to the Purchaser good and valid title to the Class A Shares converted from the 1Look Shares, free and clear of all Encumbrances and restrictions on transfer (except for Encumbrances and restrictions on transfer created or imposed by the Transaction Documents and any restrictions on transfer under applicable securities Laws) and the Class A Shares converted from the 1Look Shares shall be fully paid with the Purchaser being entitled to all rights accorded to a holder of the Class A Shares.

Section 5.4                                    No Conflicts.  The execution, delivery and performance by 1Look of this Agreement, the Shareholders Agreement and any other Transaction Documents to which it is a party and the consummation by 1Look of the transactions contemplated hereby and thereby will not (a) result in a violation of the organizational or constitutional documents of 1Look, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which 1Look is a party, or (c) result in a violation of any Law applicable to 1Look or by which any property or asset of 1Look is bound or affected, except in the case of clauses (b) and (c) above, for such violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of 1Look to perform its obligations hereunder.

Section 5.5                                    Consents.  In connection with the entering into and performance of this Agreement, the Shareholders Agreement and any other Transaction Documents to which it is a party , subject to the accuracy of the warranties of the Purchaser in Section 3.4, 1Look is not required to obtain any consent, authorization or order of, or make any filing or registration with, (a) any Governmental Authority in order for it to execute, deliver or perform any of its obligations under or contemplated hereby or thereby or (b) any third party pursuant to any agreement, indenture or instrument to which 1Look is a party, in each case in accordance with the terms hereof or thereof other than such as have been made or obtained except, in each case, for such consents, authorizations, orders, filings or registrations that, if not obtains or made, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of 1Look to perform its obligations hereunder.

Section 5.6                                    Litigation.  There are no pending or, to 1Look’s knowledge, threatened, Proceedings of any nature against 1Look or any director or officer of 1Look (in their capacity as directors and officers of 1Look), which would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on 1Look’s ability to perform its obligations hereunder, or any Proceedings that seek to restrain or enjoin the consummation of the transactions contemplated by the Transaction Documents or the Shareholders Agreement.  There is no Judgment outstanding against 1Look, any of its equity interests, material properties or assets, or any of its directors and officers (in their capacity as directors and officers), except for any Judgment which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on 1Look.

Section 5.7                                    Brokers and Finders.  Neither 1Look nor any of its Affiliates is a party to any agreement, arrangement or understanding with any Person that would give rise to any valid right, interest or claim against or upon 1Look, the Company or the Purchaser for any brokerage commission, finder’s fee or other similar compensation, as a result of the transactions contemplated by the Transaction Documents.

ARTICLE VI
AGREEMENTS OF THE PARTIES

Section 6.1                                    Further Assurances.  Each of the Purchaser, the Company and 1Look shall use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated by this Agreement on a timely basis, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of such transactions, and will cooperate and consult with the other and use its reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary Permits of, or any exemption by, all Governmental Authorities, necessary or advisable to consummate the transactions contemplated by this Agreement.  During the period from the date of this Agreement through the Closing Date, except as required by applicable Law or with the prior written consent of the other parties hereto, no party will take any action which, or fail to take any action the failure of which to be taken, would, or would reasonably be expected to (a) result in any of the representations and warranties set forth in Article III, IV or V on the part of the party taking or failing to take such action being or becoming untrue in any respect, (b) result in any conditions set forth in Article VII, VIII or IX not to be satisfied, or (c) result in any material violation of any provision of this Agreement.  After the Closing Date, each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters.

Section 6.2                                    Expenses.  Except as otherwise provided in this Agreement and the other Transaction Documents, each party shall bear and pay its own costs, fees and expenses incurred by it in connection with the Transaction Documents and the transactions contemplated by the Transaction Documents.

Section 6.3                                    Public Disclosure.  Without limiting any other provision of this Agreement, the parties hereto, to the extent permitted by applicable Law, will consult with each other before issuance, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and will not (to the extent practicable) issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by Law or any listing agreement with or requirement of the NYSE or any other applicable securities exchange, provided that the disclosing party shall, to the extent permitted by applicable Law or any listing agreement with or requirement of the NYSE or any other applicable securities exchange and if reasonably practicable, inform the other parties about the disclosure to be made pursuant to such requirements prior to the disclosure.

Section 6.4                                    Compliance and Other Actions Prior to Closing.  From the date hereof until the Closing, the Company shall, and shall cause each of its Subsidiaries to, comply in material respect with all applicable Laws imposed by all relevant Governmental Authorities in respect of the operation of its and their business as currently conducted and contemplated to be conducted, including without limitation, maintenance and compliance of all Permits required in connection with such businesses and shall use commercially reasonable efforts to ensure that its employees and agents to comply with all Permits.  From the date hereof until the Closing, the Company shall, and shall cause each of its Subsidiaries to, conduct its business and affairs in the ordinary course of business consistent with past practice and shall use its commercially reasonable efforts to preserve substantially intact its business organization, keep available the services of its current officers, key employees, and key consultants and contractors and preserve its current material relationships and goodwill with Governmental Authorities, key customers and suppliers, and any other persons with which the Company and its Subsidiaries have relations.  Without limitation of the foregoing, the Company agrees that, prior to the Closing, it shall not issue any New Securities (as defined in the Investor Rights Agreement) with respect to which the Purchaser would be entitled to exercise preemptive rights under the Investor Rights Agreement if such New Securities were issued following the Closing.

Section 6.5                                    Exclusivity.  Except as set forth in Section 6.5 of the Disclosure Letter, during the period from the date of this Agreement and continuing until the earliest of the termination of this Agreement pursuant to Section 10.1 hereof or the Closing, the Company agrees not to initiate, solicit, encourage or engage in any discussion or negotiation of any type with, provide any information to, accept any proposal from, or enter into any letter of intent, purchase contract or any other similar agreement, or consummate any transaction, with any Persons other than the Purchaser with respect to the issuance, sale, grant, transfer, purchase or other acquisition by any such Person of any Securities.

Section 6.6                                    Listing of Securities.  The Company shall (a) take all reasonable action necessary to continue the listing and trading of its ADSs on the NYSE and shall comply with the Company’s reporting, filing and other obligations under the rules of the NYSE, in each case, through the Closing, and (b) file with the NYSE the supplemental listing application in respect of the ADSs representing the Purchaser Shares.

Section 6.7                                    Reservation of Shares.  The Company shall ensure that it has sufficient number of duly authorized Ordinary Shares at the Closing to comply with its obligations to issue the Issued Shares.

Section 6.8                                    Board Representation Rights.  The Company shall, subject to applicable Law and the Memorandum and Articles, take all reasonably necessary or desirable actions as may be required under applicable Law to cause the individual designated by the Purchaser as the initial Purchaser Director to be appointed to the Board at the Closing.

Section 6.9                                    Use of Proceeds.  The Company intends to apply the proceeds from the Investment for general corporate purposes.

Section 6.10                             No Integrated Offering. The Company, shall not, and shall cause its Affiliates and any Person acting on its or their behalf not to, directly or indirectly, make any offers or sales of any security or solicit any offers to buy any security, under circumstances that would require registration of the issuance of any of the Purchaser Shares under the Securities Act whether through integration with prior offerings or otherwise.

ARTICLE VII
CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL

The obligation of the Company hereunder to issue and sell the Issued Shares to the Purchaser at the Closing is subject to the satisfaction or waiver by the Company, at or before the Closing Date, of each of the following conditions:

Section 7.1                                    Investor Rights Agreement.  The Purchaser and AGHL shall have performed, satisfied and complied in all material respects with the covenants and agreements contained in the Investor Rights Agreement through the Closing Date.

Section 7.2                                    Representations and Warranties; Covenants.  The representations and warranties of the Purchaser contained in Article III hereof shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or material adverse effect, which shall be true and correct to such extent) as of the date of this

Agreement and as of the Closing Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct in all material respects as of such specified date); provided that each representation or warranty made by the Purchaser in Sections 3.1, 3.2 and 3.7 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct as of such specified date); and the Purchaser shall have performed, satisfied and complied in all material respects with the covenants and agreements required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing Date (including payment of the Issued Shares Purchase Price as required pursuant to Section 2.3(b)(i) hereof).

Section 7.3                                    No Stop Order.  No stop order suspending the qualification or exemption from qualification of the Issued Shares in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced or shall be pending or threatened.

Section 7.4                                    No Action.  No Law or Judgment entered by or with any Governmental Authority with competent jurisdiction, shall be in effect that enjoins, prohibits or materially alters the terms of the transactions contemplated by the Transaction Documents, nor any Proceeding challenging any Transaction Document or the transactions contemplated hereby and thereby, or seeking to prohibit, alter, prevent or delay the Closing, shall have been instituted or being pending before any Governmental Authority.

Section 7.5                                    Officer’s Certificate.  The Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Purchaser, certifying to the fulfillment of the condition specified in Section 7.2 above.

ARTICLE VIII
CONDITIONS TO 1LOOK’S OBLIGATION TO SELL

The obligation of 1Look hereunder to issue and sell the 1Look Shares to the Purchaser at the Closing is subject to the satisfaction or waiver by 1Look, at or before the Closing Date, of each of the following conditions:

Section 8.1                                    Representations and Warranties; Covenants.  The representations and warranties of the Purchaser contained in Article III hereof shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or material adverse effect, which shall be true and correct to such extent) as of the date of this Agreement and as of the Closing Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct in all material respects as of such specified date); provided that each representation or warranty made by the Purchaser in Sections 3.1, 3.2 and 3.7 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct as of such specified date); and the Purchaser shall have performed, satisfied and complied in all material respects with the covenants and agreements required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing Date (including payment of the 1Look Shares Purchase Price as required pursuant to Section 2.3(b)(ii) hereof).

Section 8.2                                    No Stop Order.  No stop order suspending the qualification or exemption from qualification of the 1Look Shares in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced or shall be pending or threatened.

Section 8.3                                    No Action.  No Law or Judgment entered by or with any Governmental Authority with competent jurisdiction, shall be in effect that enjoins, prohibits or materially alters the terms of the transactions contemplated by the Transaction Documents, nor any Proceeding challenging any Transaction Document or the transactions contemplated hereby and thereby, or seeking to prohibit, alter, prevent or delay the Closing, shall have been instituted or being pending before any Governmental Authority.

Section 8.4                                    Officer’s Certificate.  The Purchaser shall have delivered to 1Look a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Purchaser, certifying to the fulfillment of the condition specified in Section 8.1 above.

ARTICLE IX
CONDITIONS TO THE PURCHASER’S OBLIGATION TO PURCHASE

The obligation of the Purchaser hereunder to purchase the Purchaser Shares at the Closing is subject to the satisfaction or waiver by the Purchaser, at or before the Closing Date, of each of the following conditions:

Section 9.1                                    Investor Rights Agreement.  The Company shall have performed, satisfied and complied in all material respects with the covenants and agreements contained in the Investor Rights Agreement through the Closing Date.

Section 9.2                                    Shareholders Agreement.  The representations and warranties of the parties to the Shareholders Agreement (other than the Purchaser) contained in the Shareholders Agreement shall be true and correct in all material respects as of the Closing Date as though made at that date, and the parties to the Shareholders Agreement (other than the Purchaser) shall have performed, satisfied and complied in all material respects with the covenants and agreements contained in the Shareholders Agreement through the Closing Date.

Section 9.3                                    Company Representations and Warranties; Covenants.  The representations and warranties of the Company contained in Article IV hereof shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct to such extent) as of the date of this Agreement and as of the Closing Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct in all material respects as of such specified date); provided that each representation or warranty made by the Company in this Agreement under Sections 4.1, 4.2, 4.3, 4.4 and 4.7 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct as of such specified date), and the Company shall have performed, satisfied and complied in all material respects with the covenants and agreements required by this Agreement to be performed, satisfied or complied with by the

Company at or prior to the Closing Date (including providing all deliverables required pursuant to Section 2.3(b)(iii) hereof).

Section 9.4                                    1Look Representations and Warranties; Covenants.  The representations and warranties of 1Look contained in Article V hereof shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or material adverse effect, which shall be true and correct to such extent) as of the date of this Agreement and as of the Closing Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct in all material respects as of such specified date); provided that each representation or warranty made by 1Look in this Agreement under Sections 5.1, 5.2 and 5.3 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct as of such specified date), and 1Look shall have performed, satisfied and complied in all material respects with the covenants and agreements required by this Agreement to be performed, satisfied or complied with by 1Look at or prior to the Closing Date (including providing all deliverables required pursuant to Section 2.3(b)(iv) hereof).

Section 9.5                                    No Stop Order.  No stop order suspending the qualification or exemption from qualification of the Purchaser Shares in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced or shall be pending or threatened.

Section 9.6                                    No Action.  No Law or Judgment entered by or with any Governmental Authority with competent jurisdiction, shall be in effect that enjoins, prohibits or materially alters the terms of the transactions contemplated by the Transaction Documents, nor any Proceeding challenging any Transaction Document or the Shareholders Agreement or the transactions contemplated hereby or thereby, or seeking to prohibit, alter, prevent or delay the Closing, shall have been instituted or being pending before any Governmental Authority.

Section 9.7                                    NYSE Approval.  The ADSs representing the Purchaser Shares shall have been approved for listing on the NYSE, subject only to official notice of issuance.

Section 9.8                                    Board Representation.  The Company shall have procured that the Purchaser Director be appointed or elected to the Board at the Closing.

Section 9.9                                    No Material Adverse Effect.  From and after the date hereof, there shall not have occurred and be continuing a Material Adverse Effect.

Section 9.10                             Company Officer’s Certificate.  The Company shall have delivered to the Purchaser a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Company, certifying to the fulfillment of the conditions specified in Sections 9.3 and 9.9 above.

Section 9.11                             1Look Officer’s Certificate.  1Look shall have delivered to the Purchaser a certificate, dated as of the Closing Date, executed by a duly authorized officer of 1Look, certifying to the fulfillment of the conditions specified in Section 9.4 above.

ARTICLE X
TERMINATION

Section 10.1                             Termination.  Subject to Section 10.2 below, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a)                                 by unanimous agreement of the Company, 1Look and the Purchaser;

(b)                                 by the Company, 1Look or the Purchaser if any Law, or any final, non-appealable injunction or order shall have been enacted, issued, promulgated, enforced or entered which is in effect and has the effect of prohibiting the sale and issuance of the Issued Shares or the sale of the 1Look Shares;

(c)                                  by the Purchaser if there has been a breach of any representation or warranty by the Company under this Agreement or any breach of any covenant or agreement by the Company under this Agreement that, in any case, would give rise to the failure of the condition set forth in Section 9.3, and such breach is not cured within ten (10) Business Days of receipt of written notice thereof from the Purchaser;

(d)                                 by the Purchaser if there has been a breach of any representation or warranty by 1Look under this Agreement or any breach of any covenant or agreement by 1Look under this Agreement that, in any case, would give rise to the failure of the condition set forth in Section 9.4, and such breach is not cured within ten (10) Business Days of receipt of written notice thereof from the Purchaser;

(e)                                  by the Company if there has been a material breach of any representation or warranty by Purchaser under this Agreement or any material breach of any covenant or agreement by the Purchaser under this Agreement that, in any case, would give rise to the failure of the condition set forth in Section 7.2, and such breach is not cured within ten (10) Business Days of receipt of written notice thereof from the Company; or

(f)                                   by 1Look if there has been a material breach of any representation or warranty by Purchaser under this Agreement or any material breach of any covenant or agreement by the Purchaser under this Agreement that, in any case, would give rise to the failure of the condition set forth in Section 8.1, and such breach is not cured within ten (10) Business Days of receipt of written notice thereof from 1Look; or

(g)                                  by the Company, 1Look or the Purchaser, upon written notice to the other parties if the Closing has not occurred within 45 days of the date hereof, provided, however, that the right to terminate this Agreement under this paragraph (g) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

Section 10.2                             Effect of Termination.  In the event of termination of this Agreement as provided in Section 10.1 above, written notice thereof shall be given to the other parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties hereto; provided that (a) nothing herein shall relieve any party hereto from liability for any breach of this Agreement that occurred before such termination and (b) the provisions of this Article X, Article XI and Section 6.3 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article X.

ARTICLE XI
MISCELLANEOUS

Section 11.1                             Survival.  Other than the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.7, 4.22, 5.1, 5.2, 5.3 and 5.7, which shall survive the Closing indefinitely, and the representations and warranties set forth in Sections 4.18, which shall survive the Closing until the date that is five (5) years after the Closing, the representations and warranties of the parties set forth in Articles III, IV and V of this Agreement shall survive the execution and delivery of this Agreement and the Closing until the date that is fifteen (15) months after the Closing.  All of the covenants or other agreements of the parties contained in this Agreement shall survive the Closing until fully performed in accordance with their terms.

Section 11.2                             Indemnification.

(a)                                 In consideration of the Purchaser’s execution and delivery of the Transaction Documents and acquiring the Issued Shares thereunder and in addition to all of the Company’s other obligations under this Agreement and the other Transaction Documents, the Company, from and after the Closing, shall defend, protect, indemnify and hold harmless the Purchaser and its Affiliates, shareholders, partners, members, officers, directors, employees, agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith, and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or (ii) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or the other Transaction Documents to which it is a party.

(b)                                 In consideration of the Purchaser’s execution and delivery of the Transaction Documents and acquiring the 1Look Shares thereunder and in addition to all of 1Look’s other obligations under this Agreement, the Shareholders Agreement and any other Transaction Documents to which it is a party, 1Look, from and after the Closing, shall defend, protect, indemnify and hold harmless the Indemnitees from and against any and all Indemnified Liabilities incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by 1Look in this Agreement or (ii) any breach of any covenant, agreement or obligation of 1Look contained in this Agreement, the Shareholders Agreement or any other Transaction Documents to which it is a party.

(c)                                  In calculating the amount of any Indemnified Liabilities of an Indemnitee hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnitee with respect to such Indemnified Liabilities, if any.  To the extent that the foregoing undertaking by the Company or 1Look may be unenforceable for any reason, the Company or 1Look shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable Law.

Section 11.3                             Limitation to Liability.  Notwithstanding anything to the contrary in this Agreement:

(a)                                 the Company shall have no liability to the Indemnitees under Section 11.2(a)(i) with respect to any misrepresentation or breach of any representation or warranty made by the Company in this Agreement unless the aggregate amount of Indemnified Liabilities suffered or incurred by the Indemnitees pursuant to Section 11.2(a)(i) or Section 11.2(b)(i)exceeds US$1,000,000, in which case the Company shall be liable for all Indemnified Liabilities pursuant to Section 11.2(a)(i); provided that, the limitation to the Company’s liabilities under this Section 11.3(a) shall not apply to any misrepresentation or breach of any representation or warranty made by the Company under Section 4.1, 4.2, 4.3, 4.4, 4.7, 4.18 or 4.22 hereof

(b)                                 the maximum aggregate liabilities of the Company in respect of Indemnified Liabilities pursuant to Section 11.2(a)(i) with respect to any misrepresentation or breach of representations and warranties made by the Company in this Agreement and Section 11.2(a)(ii) with respect to any breach of any covenant, agreement or obligation of the Company contained in this Agreement shall be subject to a cap equal to the Issued Shares Purchase Price; provided that, the cap under this Section 11.3(b) shall not apply to any misrepresentation or breach of any representation or warranty made by the Company under Section 4.1, 4.2, 4.3, 4.4, 4.7, 4.18 or 4.22 hereof;

(c)                                  1Look shall have no liability to the Indemnitees under Section 11.2(b)(i) with respect to any misrepresentation or breach of any of the representation or warranty made by 1Look in this Agreement unless the aggregate amount of Indemnified Liabilities suffered or incurred by the Indemnitees pursuant to Section 11.2(a)(i) or Section 11.2(b)(i) exceeds US$1,000,000, in which case 1Look shall be liable for all Indemnified Liabilities pursuant to Section 11.2(b)(i); provided that, the limitation to 1Look’s liabilities under this Section 11.3(c) shall not apply to any misrepresentation or breach of any representation or warranty made by 1Look under Section 5.1, 5.2, 5.3, or 5.7 hereof;

(d)                                 the maximum aggregate liabilities of 1Look in respect of Indemnified Liabilities pursuant to Section 11.2(b)(i) with respect to any misrepresentation or breach of representations and warranties made by 1Look in this Agreement and Section 11.2(b)(ii) with respect to any breach of any covenant, agreement or obligation of 1Look contained in this Agreement shall be subject to a cap equal to the 1Look Shares Purchase Price; provided that, the cap under this Section 11.3(d) shall not apply to any misrepresentation or breach of any representation or warranty made by 1Look under Section 5.1, 5.2, 5.3 or 5.7 hereof;

(e)                                  notwithstanding any other provision contained herein and except in the case of fraud, intentional misrepresentation and/or willful misconduct, from and after the Closing, this Section 11.3(a) shall be the sole and exclusive remedy of any of the Indemnitees for any claims against the Company, and this Section 11.3(c) shall be the sole and exclusive remedy of any of the Indemnitees for any claims against 1Look, in each case, arising out of or resulting from this

Agreement and the transactions contemplated hereby; provided that the Indemnitee shall also be entitled to specific performance or other equitable remedies in any court of competent jurisdiction pursuant to Section 11.15 hereof;

(f)                                   for the avoidance of doubt, the parties hereto agree and acknowledge that the Company will not be responsible to the Purchaser or any of its Indemnitees for any Indemnified Liabilities resulting from any breach of a representation, warranty, covenant or undertaking by 1Look under this Agreement, the Shareholders Agreement or any other Transaction Documents to which 1Look is a party and 1Look will not be responsible to the Purchaser or any of its Indemnitees for any Indemnified Liabilities resulting from any breach of a representation, warranty, covenant or undertaking by the Company under this Agreement or any of the Transaction Documents to which the Company is a party; and

(g)                                  except where specifically noted otherwise (i.e., in a representation or covenant where the statement or obligation is expressly stated as being made “jointly and severally”), the Company and 1Look are each severally and not jointly liable for their obligations hereunder.

Section 11.4                             Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws thereunder other than New York General Obligations Law Section 5-1401.

Section 11.5                             Dispute Resolution.  Any dispute, controversy or claim arising out of or relating to this Agreement, including, but not limited to, any question regarding the breach, termination or invalidity thereof shall be finally resolved by arbitration in Hong Kong in accordance with the rules (the “ICC Rules”) of the International Chamber of Commerce in force at the time of commencement of the arbitration.

(a)                                 The arbitral tribunal shall consist of three arbitrators.  The arbitrators shall be appointed in accordance with the ICC Rules.

(b)                                 The language to be used in the arbitration proceedings shall be English.

(c)                                  Any arbitration award shall be (i) in writing and shall contain the reasons for the decision, (ii) final and binding on the parties hereto and (iii) enforceable in any court of competent jurisdiction, and the parties hereto agree to be bound thereby and to act accordingly.

(d)                                 The parties hereto expressly consent to the consolidation of arbitration proceedings commenced hereunder with arbitration proceedings commenced pursuant to the arbitration agreements contained in the Transaction Documents and the Shareholders Agreement.  In addition, the parties hereto expressly agree that any disputes arising out of or in connection with this Agreement and the other Transaction Documents or the Shareholders Agreement concern the same transaction or series of transactions.

(e)                                  In the event a dispute is referred to arbitration hereunder, the parties hereto shall continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement.

(f)                                   It shall not be incompatible with this arbitration agreement for any party to seek interim or conservatory relief from courts of competent jurisdiction before the constitution of the arbitral tribunal.

Section 11.6                             Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties. A facsimile or “PDF” signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

Section 11.7                             Severability.   If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use commercially reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement, which most nearly effects the parties’ intent in entering into this Agreement.

Section 11.8                             Entire Agreement.  This Agreement and the other Transaction Documents and the Shareholders Agreement, together with all the schedules and exhibits hereto and thereto and the certificates and other written instruments delivered in connection therewith from time to time on and following the date hereof, constitute and contain the entire agreement and understanding between the Company and 1Look, on the one hand, and the Purchaser and AGHL, on the other hand, with respect to the subject matter hereof and thereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the Company and 1Look, on the one hand, and the Purchaser and AGHL, on the other hand, respecting the subject matter hereof and thereof.

Section 11.9                             Notices.  Except as may be otherwise provided herein, any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one (1) Business Day after deposit with an internationally recognized overnight courier service; in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Youku Tudou Inc.
Address:	11/F, SinoSteel Plaza
8 Haidian Street, Haidian District
Beijing, China 1000080
Facsimile:	(8610) 5970-8818
Attention:	Mr. Victor Wing Cheung Koo

with a copy (for informational purposes only) to:

Skadden, Arps, Slate, Meagher & Flom
Address:	42/F, Edinburgh Tower, The Landmark
15 Queen’s Road Central, Hong Kong
Email:	Julie.Gao@skadden.com
Facsimile:	(852) 3910-4850
Attention:	Ms. Z. Julie Gao, Esq.

If to 1Look:

1Look Holdings Ltd.
Address:	c/o 5/F, Sino Steel Plaza
8 Haidian Street, Haidian District
Beijing, China 100080
Facsimile:	(8610) 8460-8311
Attention:	Mr. Victor Wing Cheung Koo

with a copy (for informational purposes only) to:

O’Melveny & Myers
Address:	Two Embarcadero Center, 28th Floor
San Francisco, CA, United States 94111
Email:	pscrivano@omm.com
Facsimile:	(1) 415-984-8701
Attention:	Mr. Paul S. Scrivano, Esq.

If to the Purchaser or AGHL:

Ali YK Investment Holding Limited
Address:	c/o Taobao China Holding Limited
26/F, Tower 1, Times Square
1 Matheson Street, Causeway Bay
Hong Kong
Facsimile:	(852) 2215-5200
Attention:	Mr. Timothy A. Steinert, Esq.

with a copy (for informational purposes only) to:

Simpson Thacher & Bartlett
Address:	ICBC Tower, 35/F, 3 Garden Road
Hong Kong
Email:	ksudol@stblaw.com
Facsimile:	(852) 2869-7694
Attention:	Ms. Kathryn King Sudol, Esq.

A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 11.9 by giving the other parties written notice of the new address in the manner set forth above.

Section 11.10                      No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person (other than the Indemnitees) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.11                      Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto. Except as otherwise provided herein, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto; provided, however, that the Purchaser may assign any of its rights, interests, or obligations hereunder to an Affiliate of the Purchaser who expressly agrees in writing to be bound by the terms hereof without the prior written consent of the Company and 1Look.

Section 11.12                      Construction. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 11.13                      Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other parties may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 11.14                      Adjustment of Share Numbers.  If there is a subdivision, split, stock dividend, combination, reclassification or similar event with respect to any of the shares of Company’s Ordinary Shares referred to in this Agreement, then, in any such event, the numbers and types of shares of such Ordinary Shares, referred to in this Agreement shall be adjusted to the number and types of shares of such stock that a holder of such number of shares of such stock would own or be entitled to receive as a result of such event of such holder had held such number of shares immediately prior to the record date for, or effectiveness of, such event.

Section 11.15                      Specific Performance.  The parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedies at law or in equity, the parties to this Agreement shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting any bond or other undertaking.

Section 11.16                      Guaranty.  AGHL hereby unconditionally and irrevocably guarantees the performance by the Purchaser of all of its obligations under this Agreement without offset or deduction.  This Section 11.16 shall terminate immediately after the Closing.

Section 11.17                      Amendment; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by all the parties hereto. The observance of any provision in this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of the party against whom such waiver is to be effective.  Any amendment or waiver effected in accordance with this Section 11.17 shall be binding upon the Company, 1Look and the Purchaser and their respective assigns. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

YOUKU TUDOU INC.

By:	/s/ Victor Wing Cheung Koo
	Name:	Victor Wing Cheung Koo
	Title:	Chief Executive Officer

Yankee - Signature Page - Investment Agreement

1LOOK HOLDINGS LTD.

By:	/s/ Victor Wing Cheung Koo
	Name:	Victor Wing Cheung Koo
	Title:	Authorized Signatory

Yankee - Signature Page - Investment Agreement

ALI YK INVESTMENT HOLDING LIMITED

By:	/s/ Timothy A. Steinert
	Name:	Timothy A. Steinert
	Title:	Authorized Signatory

Solely for purposes of Sections 11.4, 11.5 and 11.16:

ALIBABA GROUP HOLDING LIMITED

By:	/s/ Timothy A. Steinert
	Name:	Timothy A. Steinert
	Title:	Authorized Signatory

Yankee - Signature Page - Investment Agreement

LIST OF EXHIBITS

Exhibit A	Disclosure Letter

Exhibit B	Investor Rights Agreement

Exhibit C	Shareholders Agreement

Exhibit D	Form of Cayman Legal Opinion

Exhibit E	Form of PRC Legal Opinion

List of Exhibits to Investment Agreement